                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                  TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 3)(1)


                            PRICE LEGACY CORPORATION
  ----------------------------------------------------------------------------
                                (Name of Issuer)

              8 3/4% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74144P205
  ----------------------------------------------------------------------------
                                 (CUSIP Number)

                                 JAMES F. CAHILL
                         SAN DIEGO REVITALIZATION CORP.
                         7979 IVANHOE AVENUE, SUITE 520
                           LA JOLLA, CALIFORNIA 92037
                            TELEPHONE (858) 551-2303
  ----------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                DECEMBER 23, 2003
  ----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [_]

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 9 pages)


---------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 2 OF 9 PAGES

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      San Diego Revitalization Corp.
      33-0898712

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                (a) [_]
                                                                 (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS
4
      WC, OO
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
5     PURSUANT TO ITEMS 2(d) or 2(e)                                 [_]

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
6
      California
--------------------------------------------------------------------------------
                                  SOLE VOTING POWER
        NUMBER OF          7
                                  1,450,000  (See Item 5)
         SHARES            -----------------------------------------------------
                                  SHARED VOTING POWER
      BENEFICIALLY         8

        OWNED BY           -----------------------------------------------------
                                  SOLE DISPOSITIVE POWER
     EACH REPORTING        9
                                  1,450,000  (See Item 5)
         PERSON            -----------------------------------------------------
                                  SHARED DISPOSITIVE POWER
          WITH             10

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,450,000  (See Item 5)
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      5.3%  (See Item 5)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO - Nonprofit Corporation
--------------------------------------------------------------------------------

                     * See instructions before filling out!

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 3 OF 9 PAGES

     This Amendment No. 3 relates to the 8 3/4% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") of Price Legacy Corporation, a Maryland corporation ("Price Legacy"), and amends the Schedule 13D, filed by San Diego Revitalization Corp., a California nonprofit corporation ("SDRC"), with the Securities and Exchange Commission (the "SEC") on January 11, 2002 (the "Original 13D"), as amended by Amendment No. 1 thereto, filed by SDRC with the SEC on January 18, 2002, and Amendment No. 2 thereto, filed by SDRC with the SEC on August 30, 2002 (the Original 13D, as so amended, being the "Schedule 13D"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

Items 5(a), 5(b), and 5(e) of the Schedule 13D are amended and restated as follows:

     (a)-(b) SDRC presently beneficially owns, in the aggregate, 1,450,000 shares of Series A Preferred Stock, which represent approximately 5.3% of the issued and outstanding Series A Preferred Stock.(2) Of these 1,450,000 shares, SDRC has sole voting and dispositive power over all of them and shared voting and dispositive power over none.

               SDRC Directors and Officers may be deemed to beneficially own, in the aggregate, 12,237,160 shares of Series A Preferred Stock, which represent approximately 44.6% of the issued and outstanding Series A Preferred Stock. The beneficial ownership of shares of Series A Preferred Stock by each of the SDRC Directors and Officers is as follows:(3)

                    Mr. S. Price may be deemed to beneficially own 8,426,679 shares of Series A Preferred Stock, which represent approximately 30.7% of the issued and outstanding Series A Preferred Stock, 4,267,177 shares over which he has sole voting and dispositive power and 4,159,502 shares over which he has shared voting and dispositive power.

                    Mr. R. Price may be deemed to beneficially own 7,547,695 shares of Series A Preferred Stock, which represent approximately 27.5% of the issued and outstanding Series A Preferred Stock, 1,609 shares over which he has sole voting and dispositive power and 7,546,086 shares over which he has shared voting and dispositive power. Ms. A Price is the wife of Mr. R. Price.

------------------------
     2   All calculations of percentage ownership in this Schedule 13D is based on approximately 27,434,166 shares of Series A Preferred Stock estimated to be outstanding as of September 30, 2003, as reported in the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2003, filed by Price Legacy with the SEC on November 12, 2003.

     3   Shares of Series A Preferred Stock disclosed for each of the SDRC
Directors and Officers include shares that may be deemed to be beneficially owned by more than one person. Specifically, the shares disclosed for each of Mr. S. Price, Mr. R. Price, Mr. Cahill, Mr. McGrory, Mr. Galinson, Mr. Gorham, Mr. Satz, and Ms. Hillan all include (i) 1,709,502 shares held by the Price Family Charitable Fund, a private foundation ("PFCF"), an entity for which each of them serves as a director and/or officer, and the 1,450,000 shares held by SDRC,. The shares disclosed for each of Mr. S. Price, Mr. R. Price, Mr. Cahill, Mr. McGrory, Mr. Galinson, Mr. Satz, and Ms. Hillan also all include 1,000,000 shares held by The Price Group LLC, a California limited liability company (the "Price Group"), an entity for which each of them serves as a manager.

     Disclosure of shares with respect to any of the SDRC Directors and Officers should not be construed as any admission of beneficial ownership of such shares.

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 4 OF 9 PAGES


                    To the extent that she may be deemed to beneficially own any shares, those shares are included in the shares reported as may be deemed to be beneficially owned by Mr. R. Price.

                    Mr. Cahill may be deemed to beneficially own 4,372,210 shares, which represent approximately 15.9% of the issued and outstanding Series A Preferred Stock, 115,616 shares over which he has sole voting and dispositive power and 4,256,594 shares over which he has shared voting and dispositive power.

                    Mr. McGrory may be deemed to beneficially own 4,177,896 shares, which represent approximately 15.2% of the issued and outstanding Series A Preferred Stock, 18,394 shares over which he has sole voting and dispositive power and 4,159,502 shares over which he has shared voting and dispositive power.

                    Mr. Galinson may be deemed to beneficially own 4,305,188 shares, which represent approximately 15.7% of the issued and outstanding Series A Preferred Stock, no shares over which he has sole voting and dispositive power and 4,305,188 shares over which he has shared voting and dispositive power.

                    Mr. Gorham may be deemed to beneficially own 3,169,002 shares, which represent approximately 11.6% of the issued and outstanding Series A Preferred Stock, 9,500 shares over which he has sole voting and dispositive power and 3,159,502 shares over which he has shared voting and dispositive power.

                    Mr. Satz may be deemed to beneficially own 4,171,502 shares, which represent approximately 15.2% of the issued and outstanding Series A Preferred Stock, 12,000 shares over which he has sole voting and dispositive power and 4,159,502 shares over which he has shared voting and dispositive power.

                    Ms. Hillan may be deemed to beneficially own 4,159,502 shares, which represent approximately 15.2% of the issued and outstanding Series A Preferred Stock, no shares over which she has sole voting and dispositive power and 4,159,502 shares over which she has shared voting and dispositive power.

          Except as set forth below, to the extent that any of the SDRC Directors and Officers shares the power to vote or dispose of any of the shares disclosed above, such power is shared only with one or more of the SDRC Directors and Officers. The exceptions are as follows:

                    Helen Price, the wife of Mr. S. Price, is a director of PFCF. Accordingly, to the extent that any of the SDRC Directors and Officers may be deemed to beneficially own any shares held by PFCF, such person shares the power to vote or dispose of such shares not only with each of the other SDRC Directors and Officers but also with Ms. H. Price. Ms. H. Price is not presently employed. To the extent that Ms. H. Price may be deemed to beneficially own any shares, those shares are included in the shares reported as may be deemed to be beneficially owned by Mr. S. Price.

                    Mr. R. Price shares voting and dispositive power over 38,556 shares with Sarah Price and 38,556 shares with Rebecca Price. Ms. S. Price is a student, and Ms. R. Price is self-employed.

                    Mr. Cahill shares voting and dispositive power over 36,972 shares with Ben Price, 42,222 shares with Jonas Price, and 12,498 shares with each of Elliot Feuerstein and Ed Spring.

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 5 OF 9 PAGES


                    Mr. B. Price and Mr. J. Price are each self-employed. Mr. Feuerstein is a property manager. Mr. Spring is an attorney.

                    Mr. Galinson may share voting and/or dispositive power over 145,686 shares with his wife Elaine Galinson and/or one or more third parties. The reporting person presently does not have Item 2 information for such third parties.

                    The principal business address of each of Ms. H. Price, Ms.
                    S. Price, Ms. R. Price, Mr. B. Price, Mr. J. Price, and Ms. Galinson is 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037. The principal business address of Mr. Feuerstein is 8294 Mira Mesa Boulevard, San Diego, California 92126. The principal business address of Mr. Spring is 10900 N.E. 4th Street, Suite 850, Bellevue, Washington 98004.

                    None of Ms. H. Price, Ms. S. Price, Ms. R. Price, Mr. B. Price, Mr. J. Price, Ms. Galinson, Mr. Feuerstein, and Mr. Spring has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such laws.

                    Each of Ms. H. Price, Ms. S. Price, Ms. R. Price, Mr. B. Price, Mr. J. Price, Ms. Galinson, Mr. Feuerstein, and Mr. Spring is a citizen of the United States.

          The information set forth in Item 2 above is incorporated herein in its entirety in response to this Item 5(b).

          Except for Price Legacy securities that are directly owned by SDRC, SDRC disclaims beneficial ownership of all Price Legacy securities that may be deemed to be beneficially owned by any of the SDRC Officers and Directors. Each of the SDRC Officers and Directors disclaims beneficial ownership of all Price Legacy securities that may be deemed to be beneficially owned by SDRC.

     (e)  Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Item 6 of the Schedule 13D is amended to add the following:

     As disclosed in Amendment No. 2 to Schedule 13D, filed by SDRC with the SEC on August 30, 2002, SDRC borrowed $23,200,000 from the Price Family Charitable Trust ("PFCT") on August 23, 2002 (the "August 2002 Loan") in connection with its purchase of 1,450,000 shares of Series A Preferred Stock from PFCT on August 23, 2002. On August 14, 2003, SDRC and PFCT extended the maturity date of the August 2002 Loan from August 23, 2003 to August 23, 2004. The current outstanding principal balance of the August 2002 Loan is approximately $16,200,000.

     On December 23, 2003, SDRC borrowed (i) $4,000,000 from the Sol & Helen Price Trust ("SHPT") (the "SHPT Loan"), (ii) $6,000,000 from PFCT (the "PFCT Loan"), (iii) $1,000,000 from the Robert and Allison Price Trust ("RAPT") (the "RAPT Loan"), (iv) $4,000,000 from the Robert and Allison Price Charitable Trust ("RAPCT") (the "RAPCT Loan"), and (v) $3,000,000 from the Galinson Family

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 6 OF 9 PAGES

     Partnership II, a California limited partnership ("GFP") (the "GFP Loan"). Each of the SHPT Loan, the PFCT Loan, the RAPT Loan, the RAPCT Loan, and the GFP Loan bears interest at the rate of 7% and matures on December 31, 2004. The foregoing description of the SHPT Loan, the PFCT Loan, the RAPT Loan, the RAPCT Loan, and the GFP Loan is qualified in its entirety by reference to the promissory notes evidencing, respectively, the SHPT Loan, the PFCT Loan, the RAPT Loan, the RAPCT Loan, and the GFP Loan, which are filed, respectively, as Exhibits B, C, D, E, and F to this Schedule 13D and which are hereby incorporated herein by reference in their entirety in response to this Item 3.

     In connection with the SHPT Loan, SDRC and SHPT entered into a Pledge and Security Agreement, dated as of December 23, 2003 (the "SHPT Pledge Agreement"), pursuant to which SDRC pledged 322,222 shares of Series A Preferred Stock to SHPT to secure the SHPT Loan. Under the SHPT Pledge Agreement, SHPT does not have the right to vote or dispose of any of the shares pledged thereunder unless SDRC is in default under the SHPT Loan.

     In connection with the PFCT Loan, SDRC and PFCT entered into a Pledge and Security Agreement, dated as of December 23, 2003 (the "PFCT Pledge Agreement"), pursuant to which SDRC pledged 483,333 shares of Series A Preferred Stock to PFCT to secure the PFCT Loan. Under the PFCT Pledge Agreement, PFCT does not have the right to vote or dispose of any of the shares pledged thereunder unless SDRC is in default under the PFCT Loan.

     In connection with the RAPT Loan, SDRC and RAPT entered into a Pledge and Security Agreement, dated as of December 23, 2003 (the "RAPT Pledge Agreement"), pursuant to which SDRC pledged 80,556 shares of Series A Preferred Stock to RAPT to secure the RAPT Loan. Under the RAPT Pledge Agreement, RAPT does not have the right to vote or dispose of any of the shares pledged thereunder unless SDRC is in default under the RAPT Loan.

     In connection with the RAPCT Loan, SDRC and RAPCT entered into a Pledge and Security Agreement, dated as of December 23, 2003 (the "RAPCT Pledge Agreement"), pursuant to which SDRC pledged 322,222 shares of Series A Preferred Stock to RAPCT to secure the RAPCT Loan. Under the RAPCT Pledge Agreement, RAPCT does not have the right to vote or dispose of any of the shares pledged thereunder unless SDRC is in default under the RAPCT Loan.

     In connection with the GFP Loan, SDRC and GFP entered into a Pledge and Security Agreement, dated as of December 23, 2003 (the "GFP Pledge Agreement"), pursuant to which SDRC pledged 241,667 shares of Series A Preferred Stock to GFP to secure the GFP Loan. Under the GFP Pledge Agreement, GFP does not have the right to vote or dispose of any of the shares pledged thereunder unless SDRC is in default under the GFP Loan.

     The foregoing description of the SHPT Pledge Agreement, the PFCT Pledge Agreement, the RAPT Pledge Agreement, the RAPCT Pledge Agreement, and the GFP Pledge Agreement is qualified in its entirety by reference to the SHPT Pledge Agreement, the PFCT Pledge Agreement, the RAPT Pledge Agreement, the RAPCT Pledge Agreement, and the GFP Pledge Agreement, which are filed, respectively, as Exhibits G, H, I, J, and K to this Schedule 13D and which are hereby incorporated herein by reference in their entirety in response to this Item 6.


ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS

Item 7 of the Schedule 13D is amended and restated as follows:

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 7 OF 9 PAGES


      Exhibit No.                     Description of Exhibit
      -----------                     ----------------------

           A Promissory Note, in the principal amount of $23,200,000, executed and delivered as of August 23, 2002, by San Diego Revitalization Corp. in favor the Price Family Charitable Trust (incorporated by reference to Exhibit A to Amendment No. 2 to Schedule 13D filed by San Diego Revitalization Corp. with the SEC on August 30, 2002).

           B Promissory Note, in the principal amount of $4,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Sol & Helen Price Trust.

           C Promissory Note, in the principal amount of $6,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Price Family Charitable Trust.

           D Promissory Note, in the principal amount of $1,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Robert and Allison Price Trust.

           E Promissory Note, in the principal amount of $4,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Robert and Allison Price Charitable Trust.

           F Promissory Note, in the principal amount of $3,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Galinson Family Partnership II.

           G Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Sol and Helen Price Trust.

           H Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Price Family Charitable Trust.

           I Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Robert and Allison Price Trust.

           J Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Robert and Allison Price Charitable Trust.

           K Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Galinson Family Partnership II.

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 8 OF 9 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:  January 9, 2004


                                         SAN DIEGO REVITALIZATION CORP.


                                         /s/ James F. Cahill
                                         -------------------------------------
                                         By:     James F. Cahill
                                         Title:  Executive Vice President

CUSIP NO. 74144P205              SCHEDULE 13D/A                PAGE 9 OF 9 PAGES


                                  EXHIBIT INDEX


      Exhibit No.                     Description of Exhibit
      -----------                     ----------------------

           A Promissory Note, in the principal amount of $23,200,000, executed and delivered as of August 23, 2002, by San Diego Revitalization Corp. in favor the Price Family Charitable Trust (incorporated by reference to Exhibit A to Amendment No. 2 to Schedule 13D filed by San Diego Revitalization Corp. with the SEC on August 30, 2002).

           B Promissory Note, in the principal amount of $4,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Sol & Helen Price Trust.

           C Promissory Note, in the principal amount of $6,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Price Family Charitable Trust.

           D Promissory Note, in the principal amount of $1,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Robert and Allison Price Trust.

           E Promissory Note, in the principal amount of $4,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Robert and Allison Price Charitable Trust.

           F Promissory Note, in the principal amount of $3,000,000, executed and delivered as of December 23, 2003, by San Diego Revitalization Corp. in favor of the Galinson Family Partnership II.

           G Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Sol & Helen Price Trust.

           H Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Price Family Charitable Trust.

           I Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Robert and Allison Price Trust.

           J Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Robert and Allison Price Charitable Trust.

           K Pledge and Security Agreement, dated as of December 23, 2003, by and between San Diego Revitalization Corp. and the Galinson Family Partnership II.

                                                                       EXHIBIT B
                                                                       ---------
                                 PROMISSORY NOTE
                                 ---------------


$4,000,000                                              December 23, 2003
----------                                              San Diego, California

     FOR VALUE RECEIVED, the undersigned SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation, (the "Borrower"), promises to pay to SOL AND HELEN PRICE TRUST, dated February 20, 1970, a California trust, (the "Lender") or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of Four Million ($4,000,000) Dollars, together with interest thereon at a rate of seven percent (7%) per annum, computed from the date hereof on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

     1. PAYMENT OF PRINCIPAL AND INTEREST. Interest only shall be paid in quarter annual installments on May 20th, August 20th, November 20th and February 20th beginning on May 20, 2004 until this Note is paid in full. All unpaid principal and accrued unpaid interest shall be due and payable in full December 31, 2004.

     2. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

     3. PREPAYMENT. The Borrower may prepay in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

     4. INTEREST AND DEFAULT. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lessor of: (a) ten percent (10%) per annum or
(b) the maximum interest rate allowed by law; in lieu of the rate provided above herein.

     5. ACCELERATION. In the event Borrower defaults in the payment of any installment of interest or principal of this Note when due and such default is not cured within ten (10) days after written notice of such default by Lender, then the entire principal balance and accrued unpaid interest of this Note shall be immediately due and payable, at the option of the Lender, without further notice. Failure to exercise said option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     6. ATTORNEY FEES. Borrower agrees to pay the following costs, expenses, and attorney fees paid or incurred by Lender, or adjudged by a court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

     7. WAIVER. Borrower, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

     8. USURY. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

     9. FORBEARANCE NOT A WAIVER. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition under this Note. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

     10. ASSIGNMENT. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any proceeds of it, or assign or delegate any of its rights or obligations, without Lender's prior written consent in each instance. Lender, in its sole discretion, may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Borrower.

     11. SEVERABILITY. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

     12. TIME IS OF THE ESSENCE. Time is of the essence with respect to all obligations of Borrower under this Note.

     13. GOVERNING LAW. This Note shall be construed and enforceable according to the laws of the State of California.

     14. SECURED OBLIGATION. This note is secured by a Pledge and Security Agreement dated the same date as this Note and made by Borrower, for the benefit of the Lender. Any default under said Agreement shall be deemed a default under this Note.

     15. DEMAND PAYMENT OPTION. The Lender shall have the right at any time prior to the maturity date to require the Borrower to repay the entire principal balance and accrued unpaid interest due under this Note in the event it is determined by the Lender, in consultation with Price Legacy Corporation (the "Company"), the Company's Board of Directors and/or the Company's tax advisors that this Note could jeopardize the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In the event the Lender elects to exercise its call option under this paragraph 15, the Lender shall provide the Borrower with written notice of such election, and the Borrower shall repay the entire principal balance and accrued unpaid interest due under this Note to the Lender within fifteen (15) days.

Executed as of the date first written above.

                                         BORROWER
                                         --------

                                         SAN DIEGO REVITALIZATION CORPORATION


                                         BY  /S/ JAMES F. CAHILL
                                           ------------------------------
                                              JAMES F. CAHILL - MANAGER


                                         BY  /S/ JACK MCGRORY
                                           ------------------------------
                                              JACK MCGRORY - MANAGER

                                                                       EXHIBIT C
                                                                       ---------
                                 PROMISSORY NOTE
                                 ---------------

$6,000,000                                                December 23, 2003
----------                                                San Diego, California

     FOR VALUE RECEIVED, the undersigned SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation, (the "Borrower"), promises to pay to PRICE FAMILY CHARITABLE TRUST, a California trust, (the "Lender") or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of Six Million ($6,000,000) Dollars, together with interest thereon at a rate of seven percent (7%) per annum, computed from the date hereof on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

     1. PAYMENT OF PRINCIPAL AND INTEREST. Interest only shall be paid in quarter annual installments on May 20th, August 20th, November 20th and February 20th beginning on May 20, 2004 until this Note is paid in full. All unpaid principal and accrued unpaid interest shall be due and payable in full December 31, 2004.

     2. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

     3. PREPAYMENT. The Borrower may prepay in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

     4. INTEREST AND DEFAULT. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lessor of: (a) ten percent (10%) per annum or
(b) the maximum interest rate allowed by law; in lieu of the rate provided above herein.

     5. ACCELERATION. In the event Borrower defaults in the payment of any installment of interest or principal of this Note when due and such default is not cured within ten (10) days after written notice of such default by Lender, then the entire principal balance and accrued unpaid interest of this Note shall be immediately due and payable, at the option of the Lender, without further notice. Failure to exercise said option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     6. ATTORNEY FEES. Borrower agrees to pay the following costs, expenses, and attorney fees paid or incurred by Lender, or adjudged by a court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

     7. WAIVER. Borrower, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

     8. USURY. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

     9. FORBEARANCE NOT A WAIVER. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition under this Note. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

     10. ASSIGNMENT. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any proceeds of it, or assign or delegate any of its rights or obligations, without Lender's prior written consent in each instance. Lender, in its sole discretion, may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Borrower.

     11. SEVERABILITY. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

     12. TIME IS OF THE ESSENCE. Time is of the essence with respect to all obligations of Borrower under this Note.

     13. GOVERNING LAW. This Note shall be construed and enforceable according to the laws of the State of California.

     14. SECURED OBLIGATION. This note is secured by a Pledge and Security Agreement dated the same date as this Note and made by Borrower, for the benefit of the Lender. Any default under said Agreement shall be deemed a default under this Note.

     15. DEMAND PAYMENT OPTION. The Lender shall have the right at any time prior to the maturity date to require the Borrower to repay the entire principal balance and accrued unpaid interest due under this Note in the event it is determined by the Lender, in consultation with Price Legacy Corporation (the "Company"), the Company's Board of Directors and/or the Company's tax advisors that this Note could jeopardize the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In the event the Lender elects to exercise its call option under this paragraph 15, the Lender shall provide the Borrower with written notice of such election, and the Borrower shall repay the entire principal balance and accrued unpaid interest due under this Note to the Lender within fifteen (15) days.

Executed as of the date first written above.

                                         BORROWER
                                         --------

                                         SAN DIEGO REVITALIZATION CORPORATION


                                         BY  /S/ JAMES F. CAHILL
                                           ------------------------------
                                              JAMES F. CAHILL - MANAGER


                                         BY  /S/ JACK MCGRORY
                                           ------------------------------
                                              JACK MCGRORY - MANAGER

                                                                       EXHIBIT D
                                 PROMISSORY NOTE

$1,000,000                                               December 23, 2003
----------                                               San Diego, California

     FOR VALUE RECEIVED, the undersigned SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation, (the "Borrower"), promises to pay to ROBERT AND ALLISON PRICE TRUST, dated January 10, 1975, a California trust, (the "Lender") or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of One Million ($1,000,000) Dollars, together with interest thereon at a rate of seven percent (7%) per annum, computed from the date hereof on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

     1. PAYMENT OF PRINCIPAL AND INTEREST. Interest only shall be paid in quarter annual installments on May 20th, August 20th, November 20th and February 20th beginning on May 20, 2004 until this Note is paid in full. All unpaid principal and accrued unpaid interest shall be due and payable in full December 31, 2004.

     2. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

     3. PREPAYMENT. The Borrower may prepay in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

     4. INTEREST AND DEFAULT. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lessor of: (a) ten percent (10%) per annum or
(b) the maximum interest rate allowed by law; in lieu of the rate provided above herein.

     5. ACCELERATION. In the event Borrower defaults in the payment of any installment of interest or principal of this Note when due and such default is not cured within ten (10) days after written notice of such default by Lender, then the entire principal balance and accrued unpaid interest of this Note shall be immediately due and payable, at the option of the Lender, without further notice. Failure to exercise said option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     6. ATTORNEY FEES. Borrower agrees to pay the following costs, expenses, and attorney fees paid or incurred by Lender, or adjudged by a court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

     7. WAIVER. Borrower, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

     8. USURY. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

     9. FORBEARANCE NOT A WAIVER. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition under this Note. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

     10. ASSIGNMENT. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any proceeds of it, or assign or delegate any of its rights or obligations, without Lender's prior written consent in each instance. Lender, in its sole discretion, may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Borrower.

     11. SEVERABILITY. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

     12. TIME IS OF THE ESSENCE. Time is of the essence with respect to all obligations of Borrower under this Note.

     13. GOVERNING LAW. This Note shall be construed and enforceable according to the laws of the State of California.

     14. SECURED OBLIGATION. This note is secured by a Pledge and Security Agreement dated the same date as this Note and made by Borrower, for the benefit of the Lender. Any default under said Agreement shall be deemed a default under this Note.

     15. DEMAND PAYMENT OPTION. The Lender shall have the right at any time prior to the maturity date to require the Borrower to repay the entire principal balance and accrued unpaid interest due under this Note in the event it is determined by the Lender, in consultation with Price Legacy Corporation (the "Company"), the Company's Board of Directors and/or the Company's tax advisors that this Note could jeopardize the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In the event the Lender elects to exercise its call option under this paragraph 15, the Lender shall provide the Borrower with written notice of such election, and the Borrower shall repay the entire principal balance and accrued unpaid interest due under this Note to the Lender within fifteen (15) days.

Executed as of the date first written above.

                                        BORROWER
                                        --------

                                        SAN DIEGO REVITALIZATION CORPORATION


                                        BY  /S/ JAMES F. CAHILL
                                          ------------------------------
                                             JAMES F. CAHILL - MANAGER


                                        BY  /S/ JACK MCGRORY
                                          ------------------------------
                                             JACK MCGRORY - MANAGER

                                                                       EXHIBIT E
                                                                       ---------
                                 PROMISSORY NOTE
                                 ---------------

$4,000,000                                               December 23, 2003
----------                                               San Diego, California

     FOR VALUE RECEIVED, the undersigned SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation, (the "Borrower"), promises to pay to ROBERT AND ALLISON PRICE CHARITABLE TRUST, a California trust, (the "Lender") or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of Four Million ($4,000,000) Dollars, together with interest thereon at a rate of seven percent (7%) per annum, computed from the date hereof on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

     1. PAYMENT OF PRINCIPAL AND INTEREST. Interest only shall be paid in quarter annual installments on May 20th, August 20th, November 20th and February 20th beginning on May 20, 2004 until this Note is paid in full. All unpaid principal and accrued unpaid interest shall be due and payable in full December 31, 2004.

     2. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

     3. PREPAYMENT. The Borrower may prepay in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

     4. INTEREST AND DEFAULT. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lessor of: (a) ten percent (10%) per annum or
(b) the maximum interest rate allowed by law; in lieu of the rate provided above herein.

     5. ACCELERATION. In the event Borrower defaults in the payment of any installment of interest or principal of this Note when due and such default is not cured within ten (10) days after written notice of such default by Lender, then the entire principal balance and accrued unpaid interest of this Note shall be immediately due and payable, at the option of the Lender, without further notice. Failure to exercise said option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     6. ATTORNEY FEES. Borrower agrees to pay the following costs, expenses, and attorney fees paid or incurred by Lender, or adjudged by a court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

     7. WAIVER. Borrower, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

     8. USURY. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

     9. FORBEARANCE NOT A WAIVER. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition under this Note. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

     10. ASSIGNMENT. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any proceeds of it, or assign or delegate any of its rights or obligations, without Lender's prior written consent in each instance. Lender, in its sole discretion, may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Borrower.

     11. SEVERABILITY. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

     12. TIME IS OF THE ESSENCE. Time is of the essence with respect to all obligations of Borrower under this Note.

     13. GOVERNING LAW. This Note shall be construed and enforceable according to the laws of the State of California.

     14. SECURED OBLIGATION. This note is secured by a Pledge and Security Agreement dated the same date as this Note and made by Borrower, for the benefit of the Lender. Any default under said Agreement shall be deemed a default under this Note.

     15. DEMAND PAYMENT OPTION. The Lender shall have the right at any time prior to the maturity date to require the Borrower to repay the entire principal balance and accrued unpaid interest due under this Note in the event it is determined by the Lender, in consultation with Price Legacy Corporation (the "Company"), the Company's Board of Directors and/or the Company's tax advisors that this Note could jeopardize the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In the event the Lender elects to exercise its call option under this paragraph 15, the Lender shall provide the Borrower with written notice of such election, and the Borrower shall repay the entire principal balance and accrued unpaid interest due under this Note to the Lender within fifteen (15) days.

Executed as of the date first written above.

                                        BORROWER
                                        --------

                                        SAN DIEGO REVITALIZATION CORPORATION


                                        BY  /S/ JAMES F. CAHILL
                                          ------------------------------
                                             JAMES F. CAHILL - MANAGER


                                        BY  /S/ JACK MCGRORY
                                          ------------------------------
                                             JACK MCGRORY - MANAGER

                                                                       EXHIBIT F
                                                                       ---------
                                 PROMISSORY NOTE
                                 ---------------

$3,000,000                                              December 23, 2003
----------                                              San Diego, California

     FOR VALUE RECEIVED, the undersigned SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation, (the "Borrower"), promises to pay to GALINSON FAMILY PARTNERSHIP II, a California limited partnership, (the "Lender") or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of Three Million ($3,000,000) Dollars, together with interest thereon at a rate of seven percent (7%) per annum, computed from the date hereof on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

     1. PAYMENT OF PRINCIPAL AND INTEREST. Interest only shall be paid in quarter annual installments on May 20th, August 20th, November 20th and February 20th beginning on May 20, 2004 until this Note is paid in full. All unpaid principal and accrued unpaid interest shall be due and payable in full December 31, 2004.

     2. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

     3. PREPAYMENT. The Borrower may prepay in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

     4. INTEREST AND DEFAULT. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lessor of: (a) ten percent (10%) per annum or
(b) the maximum interest rate allowed by law; in lieu of the rate provided above herein.

     5. ACCELERATION. In the event Borrower defaults in the payment of any installment of interest or principal of this Note when due and such default is not cured within ten (10) days after written notice of such default by Lender, then the entire principal balance and accrued unpaid interest of this Note shall be immediately due and payable, at the option of the Lender, without further notice. Failure to exercise said option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     6. ATTORNEY FEES. Borrower agrees to pay the following costs, expenses, and attorney fees paid or incurred by Lender, or adjudged by a court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

     7. WAIVER. Borrower, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

     8. USURY. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

     9. FORBEARANCE NOT A WAIVER. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition under this Note. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

     10. ASSIGNMENT. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any proceeds of it, or assign or delegate any of its rights or obligations, without Lender's prior written consent in each instance. Lender, in its sole discretion, may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Borrower.

     11. SEVERABILITY. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

     12. TIME IS OF THE ESSENCE. Time is of the essence with respect to all obligations of Borrower under this Note.

     13. GOVERNING LAW. This Note shall be construed and enforceable according to the laws of the State of California.

     14. SECURED OBLIGATION. This note is secured by a Pledge and Security Agreement dated the same date as this Note and made by Borrower, for the benefit of the Lender. Any default under said Agreement shall be deemed a default under this Note.

     15. DEMAND PAYMENT OPTION. The Lender shall have the right at any time prior to the maturity date to require the Borrower to repay the entire principal balance and accrued unpaid interest due under this Note in the event it is determined by the Lender, in consultation with Price Legacy Corporation (the "Company"), the Company's Board of Directors and/or the Company's tax advisors that this Note could jeopardize the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In the event the Lender elects to exercise its call option under this paragraph 15, the Lender shall provide the Borrower with written notice of such election, and the Borrower shall repay the entire principal balance and accrued unpaid interest due under this Note to the Lender within fifteen (15) days.

Executed as of the date first written above.

                                          BORROWER
                                          --------

                                          SAN DIEGO REVITALIZATION CORPORATION


                                          BY  /S/ JAMES F. CAHILL
                                            ------------------------------
                                               JAMES F. CAHILL - MANAGER


                                          BY  /S/ JACK MCGRORY
                                            ------------------------------
                                               JACK MCGRORY - MANAGER

                                                                       EXHIBIT G
                                                                       ---------
                          PLEDGE AND SECURITY AGREEMENT
                          -----------------------------

Agreement made this 23rd day of December 2003 by and between SOL AND HELEN PRICE TRUST, dated February 20, 1970 a California Trust (the "Creditor") and SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation (the "Debtor").

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1. CREATION OF SECURITY INTEREST. Debtor hereby grants to Creditor a security interest in all of the Debtor's right, title, and interest now owned or acquired in the future in and to the following described collateral (the "Collateral") in order to secure the payment and performance of the obligations described in paragraph 3 below:

     Three hundred twenty-two thousand two hundred twenty-two (322,222) Shares of Price Legacy Series A preferred stock.

2.   BROKERAGE ACCOUNT AND POSSESSION OF STOCK.

     A) Debtor agrees that James F. Cahill ("Holder") shall maintain an account with Morgan Stanley at 1225 Prospect Street, La Jolla, California 92037 in the name of Holder, as Custodian for Debtor ("Broker Account"). Debtor shall immediately deposit the Collateral to the Broker Account. Debtor acknowledges and agrees that under the terms of the Broker Account only the Holder shall be entitled to give instructions regarding the assets held in the Broker Account and Debtor shall have no ability to withdraw the Collateral from the Broker Account.

     B) Holder agrees to maintain the Broker Account as the custodian of Debtor and retain the Collateral in the Broker Account until either (i) this Pledge terminates or (ii) he receives written notice from Creditor that an event of default under the Promissory Note has occurred and Debtor has failed to cure said default within five (5) business days from the date of occurrence.

     C) In the event of a default, as provided in paragraph 6 herein, Debtor shall have the right to direct Holder, and Holder shall be obligated at Debtor's written direction, to sell the Collateral and pay to Creditor the lesser of (i) the net proceeds of the sale or (ii) the full amount due under the Promissory Note.

     D)   Creditor may at any time change the Holder, or appoint additional
Holders.

3. SECURED OBLIGATIONS OF DEBTOR. The Collateral secures and shall hereafter secure the payment to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor under a promissory note of even date herewith (the "Promissory Note") given by Debtor in the face amount of Four Million Dollars ($4,000,000), together with any interest thereon and extensions, modifications, and renewals thereof.

4. CASH DISTRIBUTIONS. So long as no default, and no condition or event which with notice or lapse of time, or both, would constitute a default, shall have occurred or exist under this Agreement, Debtor shall be entitled to receive all distributions (including cash and property) with respect to the Collateral; provided, however, that any distributions from the liquidation of the Collateral shall be paid to Creditor to the extent of unpaid principal and accrued unpaid interest under the Promissory Note. Upon the occurrence of a default or any condition or event which with notice or lapse of time, or both, would constitute a default hereunder, Creditor shall thereafter receive and may apply all distributions with respect to the Collateral against the indebtedness secured hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents that as of the effective date of this Pledge and Security Agreement (A) Debtor is the owner of the Collateral and that Debtor has not otherwise assigned or transferred, and agrees that Debtor shall not assign or transfer, absolutely or for security, the Collateral or any interest therein to any other person or entity; (B) there are no outstanding options, warrants or other agreements with respect to the Collateral; and (C) the execution and delivery of this Agreement by Debtor will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Debtor is subject.

6. DEFAULT AND REMEDIES. Any breach of or event of default under the Promissory Note or any failure to comply with any of the terms under this Agreement shall be a default hereunder. Upon any default hereunder, Creditor shall have the right to exercise its remedies as a secured party with respect to the Collateral, including, without limitation, the right to use all or any portion of the Collateral in Creditor's sole and absolute discretion (a) toward cure of the default; (b) to payment of principal (whether or not otherwise accelerated) and/or interest; or (c) in such combination thereof as Creditor may determine. Creditor shall in no event be required to use proceeds of the Collateral to cure a default.

7. ADMINISTRATION OF COLLATERAL. The provisions set forth below shall govern the administration of the Collateral:

     (a) VOTING. Until there shall have occurred any default hereunder, Debtor shall be entitled to vote or consent with respect to the Collateral in any manner not inconsistent with this Agreement, to the extent the Collateral carries any rights of voting or consent.

     (b) FURTHER DOCUMENTS. Debtor will forthwith upon request by Creditor and in confirmation of the security interest hereby created, execute and deliver to Creditor such further assignments, transfers, assurances, instruments, notices and agreements in form and substance as the Creditor shall reasonably request.

     (c) REMEDIES. In addition to any rights and remedies otherwise available in law or in equity, and in addition to the other provisions of this Agreement, and any other documents or instruments delivered or to be delivered in connection herewith or therewith, or any document or instrument now in existence, or which may hereafter be made, with respect to the Promissory Note, the provisions set forth below shall, to the extent permitted by applicable law, govern Creditor's rights to foreclose on the Collateral upon a default hereunder.

     (d) CONDUCT OF SALE. Upon giving written notice of default to Debtor pursuant to the terms of this Agreement, Creditor may sell as much of the Collateral as is required to produce net funds sufficient to pay Creditor the full amount of the Promissory Note.

     (e) SALE OR DISPOSITION. Upon any sale or disposition, Creditor shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold or disposed. Each purchaser at any such sale or other disposition shall hold the Collateral free from any claim or right of whatever kinds, including any equity or right of redemption of the Debtor. The Debtor specifically waives all rights of redemption, stay or appraisal which it has or may hereafter have under any rule of law or statute now existing or hereafter adopted.

     (f) ATTORNEY-IN-FACT. Creditor or its designee is hereby appointed attorney-in-fact for Debtor for the purpose of carrying out the provisions of this Agreement and taking any action in executing any instrument which Creditor reasonably may deem necessary and advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and one coupled with an interest.

8.   MISCELLANEOUS.

     (a) TERMINATION. This Agreement shall terminate upon Debtor's payment in full and the performance of the Promissory Note.

     (b) AGREEMENT BINDING. This Agreement shall be binding upon Debtor and its heirs, executors, personal representatives and successors, and shall inure to the benefit of, and be enforceable by, Creditor and its successors and assigns. Debtor hereby represents and warrants to Creditor that it has full legal authority to enter into this Agreement, to pledge the Collateral and to carry out the provisions hereof and no consent or approval from any other person or entity is necessary to enter into this Agreement or carry out its terms.

     (c) SEVERABILITY. If any provision of this Agreement shall be deemed or\ held to be invalid or unenforceable for any reason, such provision shall be adjusted, if possible, rather than voided, so as to achieve the intent of the parties to the fullest extent possible. In any event, such provision shall be severable from, and shall not be construed to have any effect on, the remaining provisions of this Agreement, which shall continue in full force and effect.

     (d) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts, between residents thereof, to be wholly performed within the State of California. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of California located in San Diego County and of any Federal Court located in San Diego County, California in connection with any action or proceeding arising out of or relating to this Agreement.

     (e) RIGHTS CUMULATIVE; NO WAIVER. Creditor's options, powers, rights, privileges, and immunities specified herein or arising hereunder are in addition to, and not exclusive of, those otherwise created or existing now or at any time, whether by contract, by statute or by rule of law. Creditor shall not, by any act, delay, omission or otherwise, be deemed to have modified, discharged or waived any of Creditor's options, powers, or rights in respect of this Agreement, and no modification, discharge or waiver of any such option, power, or right shall be valid unless set forth in writing signed by Creditor or Creditor's authorized agent, and then only to the extent therein set forth. A waiver by Creditor of any right or remedy hereunder on any one occasion shall be effective only in the specific instance and for the specific purpose for which given, and shall not be construed as a bar to any right or remedy that Creditor would otherwise have on any other occasion.

     (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement between Debtor and Creditor with respect to the subject matter herein, and supersedes all prior communications relating thereto, including, without limitation, all oral statements or representations. No supplement to or modification of this Agreement shall be binding unless executed in writing by Debtor and Creditor.

     (g) COSTS OF ENFORCEMENT. Debtor shall upon demand pay to Creditor the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and/or any experts and agents, that Creditor may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of Creditor hereunder (including the defense of any claims or counterclaims asserted against Creditor arising out of this Agreement or the transactions contemplated hereby) or under any judgment awarded to Creditor in respect of its rights hereunder (which obligation shall be severable from the remainder of this Agreement and shall survive the entry of any such judgment), or (c) the failure by Debtor to perform or observe any of the provisions hereof. The foregoing shall include any and all expenses and fees incurred by Creditor in connection with a bankruptcy, reorganization, receivership, or similar debtor-relief proceeding by or affecting Debtor or the Collateral.

     (h) NOTICES. All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at the following addresses:

     CREDITOR:       Sol and Helen Price Trust
                     7979 Ivanhoe Avenue, Suite 520
                     La Jolla, CA  92037

     DEBTOR:         San Diego Revitalization Corporation
                     7979 Ivanhoe Ave, Suite 520
                     La Jolla, CA 92037

or to such other address as may be designated from time to time by notice to the other parties in the manner set forth herein.

IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first above written.


CREDITOR:                                        DEBTOR:
--------                                         -------

SOL AND HELEN PRICE TRUST               SAN DIEGO REVITALIZATION CORPORATION


By   /s/ Sol Price                      by  /s/ Jack Mcgrory
   ------------------------------         ----------------------------------
      Sol Price - Trustee                 Jack McGrory - Exec. Vice President


                                        by  /s/ James Cahill
                                          ----------------------------------
                                          James Cahill - Exec. Vice President

                                                                       EXHIBIT H
                                                                       ---------
                          PLEDGE AND SECURITY AGREEMENT
                          -----------------------------

Agreement made this 23rd day of December 2003 by and between PRICE FAMILY CHARITABLE TRUST, a California Trust (the "Creditor") and SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation (the "Debtor").

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1. CREATION OF SECURITY INTEREST. Debtor hereby grants to Creditor a security interest in all of the Debtor's right, title, and interest now owned or acquired in the future in and to the following described collateral (the "Collateral") in order to secure the payment and performance of the obligations described in paragraph 3 below:

     Four hundred eighty-three thousand three hundred thirty-three (483,333) Shares of Price Legacy Series A preferred stock.

2.   BROKERAGE ACCOUNT AND POSSESSION OF STOCK.

     A) Debtor agrees that James F. Cahill ("Holder") shall maintain an account with Morgan Stanley at 1225 Prospect Street, La Jolla, California 92037 in the name of Holder, as Custodian for Debtor ("Broker Account"). Debtor shall immediately deposit the Collateral to the Broker Account. Debtor acknowledges and agrees that under the terms of the Broker Account only the Holder shall be entitled to give instructions regarding the assets held in the Broker Account and Debtor shall have no ability to withdraw the Collateral from the Broker Account.

     B) Holder agrees to maintain the Broker Account as the custodian of Debtor and retain the Collateral in the Broker Account until either (i) this Pledge terminates or (ii) he receives written notice from Creditor that an event of default under the Promissory Note has occurred and Debtor has failed to cure said default within five (5) business days from the date of occurrence.

     C) In the event of a default, as provided in paragraph 6 herein, Debtor shall have the right to direct Holder, and Holder shall be obligated at Debtor's written direction, to sell the Collateral and pay to Creditor the lesser of (i) the net proceeds of the sale or (ii) the full amount due under the Promissory Note.

     D)   Creditor may at any time change the Holder, or appoint additional
Holders.

3. SECURED OBLIGATIONS OF DEBTOR. The Collateral secures and shall hereafter secure the payment to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor under a promissory note of even date herewith (the "Promissory Note") given by Debtor in the face amount of Six Million Dollars ($6,000,000), together with any interest thereon and extensions, modifications, and renewals thereof.

4. CASH DISTRIBUTIONS. So long as no default, and no condition or event which with notice or lapse of time, or both, would constitute a default, shall have occurred or exist under this Agreement, Debtor shall be entitled to receive all distributions (including cash and property) with respect to the Collateral; provided, however, that any distributions from the liquidation of the Collateral shall be paid to Creditor to the extent of unpaid principal and accrued unpaid interest under the Promissory Note. Upon the occurrence of a default or any condition or event which with notice or lapse of time, or both, would constitute a default hereunder, Creditor shall thereafter receive and may apply all distributions with respect to the Collateral against the indebtedness secured hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents that as of the effective date of this Pledge and Security Agreement (A) Debtor is the owner of the Collateral and that Debtor has not otherwise assigned or transferred, and agrees that Debtor shall not assign or transfer, absolutely or for security, the Collateral or any interest therein to any other person or entity; (B) there are no outstanding options, warrants or other agreements with respect to the Collateral; and (C) the execution and delivery of this Agreement by Debtor will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Debtor is subject.

6. DEFAULT AND REMEDIES. Any breach of or event of default under the Promissory Note or any failure to comply with any of the terms under this Agreement shall be a default hereunder. Upon any default hereunder, Creditor shall have the right to exercise its remedies as a secured party with respect to the Collateral, including, without limitation, the right to use all or any portion of the Collateral in Creditor's sole and absolute discretion (a) toward cure of the default; (b) to payment of principal (whether or not otherwise accelerated) and/or interest; or (c) in such combination thereof as Creditor may determine. Creditor shall in no event be required to use proceeds of the Collateral to cure a default.

7. ADMINISTRATION OF COLLATERAL. The provisions set forth below shall govern the administration of the Collateral:

     (a) VOTING. Until there shall have occurred any default hereunder, Debtor shall be entitled to vote or consent with respect to the Collateral in any manner not inconsistent with this Agreement, to the extent the Collateral carries any rights of voting or consent.

     (b) FURTHER DOCUMENTS. Debtor will forthwith upon request by Creditor and in confirmation of the security interest hereby created, execute and deliver to Creditor such further assignments, transfers, assurances, instruments, notices and agreements in form and substance as the Creditor shall reasonably request.

     (c) REMEDIES. In addition to any rights and remedies otherwise available in law or in equity, and in addition to the other provisions of this Agreement, and any other documents or instruments delivered or to be delivered in connection herewith or therewith, or any document or instrument now in existence, or which may hereafter be made, with respect to the Promissory Note, the provisions set forth below shall, to the extent permitted by applicable law, govern Creditor's rights to foreclose on the Collateral upon a default hereunder.

     (d) CONDUCT OF SALE. Upon giving written notice of default to Debtor pursuant to the terms of this Agreement, Creditor may sell as much of the Collateral as is required to produce net funds sufficient to pay Creditor the full amount of the Promissory Note.

     (e) SALE OR DISPOSITION. Upon any sale or disposition, Creditor shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold or disposed. Each purchaser at any such sale or other disposition shall hold the Collateral free from any claim or right of whatever kinds, including any equity or right of redemption of the Debtor. The Debtor specifically waives all rights of redemption, stay or appraisal which it has or may hereafter have under any rule of law or statute now existing or hereafter adopted.

     (f) ATTORNEY-IN-FACT. Creditor or its designee is hereby appointed attorney-in-fact for Debtor for the purpose of carrying out the provisions of this Agreement and taking any action in executing any instrument which Creditor reasonably may deem necessary and advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and one coupled with an interest.

8.   MISCELLANEOUS.

     (a) TERMINATION. This Agreement shall terminate upon Debtor's payment in full and the performance of the Promissory Note.

     (b) AGREEMENT BINDING. This Agreement shall be binding upon Debtor and its heirs, executors, personal representatives and successors, and shall inure to the benefit of, and be enforceable by, Creditor and its successors and assigns. Debtor hereby represents and warrants to Creditor that it has full legal authority to enter into this Agreement, to pledge the Collateral and to carry out the provisions hereof and no consent or approval from any other person or entity is necessary to enter into this Agreement or carry out its terms.

     (c) SEVERABILITY. If any provision of this Agreement shall be deemed or held to be invalid or unenforceable for any reason, such provision shall be adjusted, if possible, rather than voided, so as to achieve the intent of the parties to the fullest extent possible. In any event, such provision shall be severable from, and shall not be construed to have any effect on, the remaining provisions of this Agreement, which shall continue in full force and effect.

     (d) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts, between residents thereof, to be wholly performed within the State of California. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of California located in San Diego County and of any Federal Court located in San Diego County, California in connection with any action or proceeding arising out of or relating to this Agreement.

     (e) RIGHTS CUMULATIVE; NO WAIVER. Creditor's options, powers, rights, privileges, and immunities specified herein or arising hereunder are in addition to, and not exclusive of, those otherwise created or existing now or at any time, whether by contract, by statute or by rule of law. Creditor shall not, by any act, delay, omission or otherwise, be deemed to have modified, discharged or waived any of Creditor's options, powers, or rights in respect of this Agreement, and no modification, discharge or waiver of any such option, power, or right shall be valid unless set forth in writing signed by Creditor or Creditor's authorized agent, and then only to the extent therein set forth. A waiver by Creditor of any right or remedy hereunder on any one occasion shall be effective only in the specific instance and for the specific purpose for which given, and shall not be construed as a bar to any right or remedy that Creditor would otherwise have on any other occasion.

     (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement between Debtor and Creditor with respect to the subject matter herein, and supersedes all prior communications relating thereto, including, without limitation, all oral statements or representations. No supplement to or modification of this Agreement shall be binding unless executed in writing by Debtor and Creditor.

     (g) COSTS OF ENFORCEMENT. Debtor shall upon demand pay to Creditor the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and/or any experts and agents, that Creditor may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of Creditor hereunder (including the defense of any claims or counterclaims asserted against Creditor arising out of this Agreement or the transactions contemplated hereby) or under any judgment awarded to Creditor in respect of its rights hereunder (which obligation shall be severable from the remainder of this Agreement and shall survive the entry of any such judgment), or (c) the failure by Debtor to perform or observe any of the provisions hereof. The foregoing shall include any and all expenses and fees incurred by Creditor in connection with a bankruptcy, reorganization, receivership, or similar debtor-relief proceeding by or affecting Debtor or the Collateral.

     (h) NOTICES. All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at the following addresses:

     CREDITOR:        Price Family Charitable Trust
                      7979 Ivanhoe Avenue, Suite 520
                      La Jolla, CA  92037

     DEBTOR:          San Diego Revitalization Corporation
                      7979 Ivanhoe Ave, Suite 520
                      La Jolla, CA 92037

or to such other address as may be designated from time to time by notice to the other parties in the manner set forth herein.

IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first above written.


CREDITOR:                               DEBTOR:
--------                                -------

PRICE FAMILY CHARITABLE TRUST           SAN DIEGO REVITALIZATION CORPORATION

By   /s/ Sol Price                      by  /s/ Jack Mcgrory
   ------------------------------         ----------------------------------
      Sol Price - Trustee                 Jack McGrory - Exec. Vice President


                                        by  /s/ James Cahill
                                          ----------------------------------
                                          James Cahill - Exec. Vice President

                                                                       EXHIBIT I
                                                                       ---------
                          PLEDGE AND SECURITY AGREEMENT
                          -----------------------------


Agreement made this 23rd day of December 2003 by and between ROBERT AND ALLISON PRICE TRUST, dated January 10, 1975, a California Trust (the "Creditor") and SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation (the "Debtor").

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1. CREATION OF SECURITY INTEREST. Debtor hereby grants to Creditor a security interest in all of the Debtor's right, title, and interest now owned or acquired in the future in and to the following described collateral (the "Collateral") in order to secure the payment and performance of the obligations described in paragraph 3 below:

     Eighty thousand five hundred fifty-six (80,556) Shares of Price Legacy Series A preferred stock.

2.   BROKERAGE ACCOUNT AND POSSESSION OF STOCK.

     A) Debtor agrees that James F. Cahill ("Holder") shall maintain an account with Morgan Stanley at 1225 Prospect Street, La Jolla, California 92037 in the name of Holder, as Custodian for Debtor ("Broker Account"). Debtor shall immediately deposit the Collateral to the Broker Account. Debtor acknowledges and agrees that under the terms of the Broker Account only the Holder shall be entitled to give instructions regarding the assets held in the Broker Account and Debtor shall have no ability to withdraw the Collateral from the Broker Account.

     B) Holder agrees to maintain the Broker Account as the custodian of Debtor and retain the Collateral in the Broker Account until either (i) this Pledge terminates or (ii) he receives written notice from Creditor that an event of default under the Promissory Note has occurred and Debtor has failed to cure said default within five (5) business days from the date of occurrence.

     C) In the event of a default, as provided in paragraph 6 herein, Debtor shall have the right to direct Holder, and Holder shall be obligated at Debtor's written direction, to sell the Collateral and pay to Creditor the lesser of (i) the net proceeds of the sale or (ii) the full amount due under the Promissory Note.

     D)   Creditor may at any time change the Holder, or appoint additional
Holders.

3. SECURED OBLIGATIONS OF DEBTOR. The Collateral secures and shall hereafter secure the payment to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor under a promissory note of even date herewith (the "Promissory Note") given by Debtor in the face amount of One Million Dollars ($1,000,000), together with any interest thereon and extensions, modifications, and renewals thereof.

4. CASH DISTRIBUTIONS. So long as no default, and no condition or event which with notice or lapse of time, or both, would constitute a default, shall have occurred or exist under this Agreement, Debtor shall be entitled to receive all distributions (including cash and property) with respect to the Collateral; provided, however, that any distributions from the liquidation of the Collateral shall be paid to Creditor to the extent of unpaid principal and accrued unpaid interest under the Promissory Note. Upon the occurrence of a default or any condition or event which with notice or lapse of time, or both, would constitute a default hereunder, Creditor shall thereafter receive and may apply all distributions with respect to the Collateral against the indebtedness secured hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents that as of the effective date of this Pledge and Security Agreement (A) Debtor is the owner of the Collateral and that Debtor has not otherwise assigned or transferred, and agrees that Debtor shall not assign or transfer, absolutely or for security, the Collateral or any interest therein to any other person or entity; (B) there are no outstanding options, warrants or other agreements with respect to the Collateral; and (C) the execution and delivery of this Agreement by Debtor will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Debtor is subject.

6. DEFAULT AND REMEDIES. Any breach of or event of default under the Promissory Note or any failure to comply with any of the terms under this Agreement shall be a default hereunder. Upon any default hereunder, Creditor shall have the right to exercise its remedies as a secured party with respect to the Collateral, including, without limitation, the right to use all or any portion of the Collateral in Creditor's sole and absolute discretion (a) toward cure of the default; (b) to payment of principal (whether or not otherwise accelerated) and/or interest; or (c) in such combination thereof as Creditor may determine. Creditor shall in no event be required to use proceeds of the Collateral to cure a default.

7. ADMINISTRATION OF COLLATERAL. The provisions set forth below shall govern the administration of the Collateral:

     (a) VOTING. Until there shall have occurred any default hereunder, Debtor shall be entitled to vote or consent with respect to the Collateral in any manner not inconsistent with this Agreement, to the extent the Collateral carries any rights of voting or consent.

     (b) FURTHER DOCUMENTS. Debtor will forthwith upon request by Creditor and in confirmation of the security interest hereby created, execute and deliver to Creditor such further assignments, transfers, assurances, instruments, notices and agreements in form and substance as the Creditor shall reasonably request.

     (c) REMEDIES. In addition to any rights and remedies otherwise available in law or in equity, and in addition to the other provisions of this Agreement, and any other documents or instruments delivered or to be delivered in connection herewith or therewith, or any document or instrument now in existence, or which may hereafter be made, with respect to the Promissory Note, the provisions set forth below shall, to the extent permitted by applicable law, govern Creditor's rights to foreclose on the Collateral upon a default hereunder.

     (d) CONDUCT OF SALE. Upon giving written notice of default to Debtor pursuant to the terms of this Agreement, Creditor may sell as much of the Collateral as is required to produce net funds sufficient to pay Creditor the full amount of the Promissory Note.

     (e) SALE OR DISPOSITION. Upon any sale or disposition, Creditor shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold or disposed. Each purchaser at any such sale or other disposition shall hold the Collateral free from any claim or right of whatever kinds, including any equity or right of redemption of the Debtor. The Debtor specifically waives all rights of redemption, stay or appraisal which it has or may hereafter have under any rule of law or statute now existing or hereafter adopted.

     (f) ATTORNEY-IN-FACT. Creditor or its designee is hereby appointed attorney-in-fact for Debtor for the purpose of carrying out the provisions of this Agreement and taking any action in executing any instrument which Creditor reasonably may deem necessary and advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and one coupled with an interest.

8.   MISCELLANEOUS.

     (a) TERMINATION. This Agreement shall terminate upon Debtor's payment in full and the performance of the Promissory Note.

     (b) AGREEMENT BINDING. This Agreement shall be binding upon Debtor and its heirs, executors, personal representatives and successors, and shall inure to the benefit of, and be enforceable by, Creditor and its successors and assigns. Debtor hereby represents and warrants to Creditor that it has full legal authority to enter into this Agreement, to pledge the Collateral and to carry out the provisions hereof and no consent or approval from any other person or entity is necessary to enter into this Agreement or carry out its terms.

     (c) SEVERABILITY. If any provision of this Agreement shall be deemed or held to be invalid or unenforceable for any reason, such provision shall be adjusted, if possible, rather than voided, so as to achieve the intent of the parties to the fullest extent possible. In any event, such provision shall be severable from, and shall not be construed to have any effect on, the remaining provisions of this Agreement, which shall continue in full force and effect.

     (d) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts, between residents thereof, to be wholly performed within the State of California. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of California located in San Diego County and of any Federal Court located in San Diego County, California in connection with any action or proceeding arising out of or relating to this Agreement.

     (e) RIGHTS CUMULATIVE; NO WAIVER. Creditor's options, powers, rights, privileges, and immunities specified herein or arising hereunder are in addition to, and not exclusive of, those otherwise created or existing now or at any time, whether by contract, by statute or by rule of law. Creditor shall not, by any act, delay, omission or otherwise, be deemed to have modified, discharged or waived any of Creditor's options, powers, or rights in respect of this Agreement, and no modification, discharge or waiver of any such option, power, or right shall be valid unless set forth in writing signed by Creditor or Creditor's authorized agent, and then only to the extent therein set forth. A waiver by Creditor of any right or remedy hereunder on any one occasion shall be effective only in the specific instance and for the specific purpose for which given, and shall not be construed as a bar to any right or remedy that Creditor would otherwise have on any other occasion.

     (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement between Debtor and Creditor with respect to the subject matter herein, and supersedes all prior communications relating thereto, including, without limitation, all oral statements or representations. No supplement to or modification of this Agreement shall be binding unless executed in writing by Debtor and Creditor.

     (g) COSTS OF ENFORCEMENT. Debtor shall upon demand pay to Creditor the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and/or any experts and agents, that Creditor may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of Creditor hereunder (including the defense of any claims or counterclaims asserted against Creditor arising out of this Agreement or the transactions contemplated hereby) or under any judgment awarded to Creditor in respect of its rights hereunder (which obligation shall be severable from the remainder of this Agreement and shall survive the entry of any such judgment), or (c) the failure by Debtor to perform or observe any of the provisions hereof. The foregoing shall include any and all expenses and fees incurred by Creditor in connection with a bankruptcy, reorganization, receivership, or similar debtor-relief proceeding by or affecting Debtor or the Collateral.

     (h) NOTICES. All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at the following addresses:

     CREDITOR:         Robert and Allison Price Trust
                       7979 Ivanhoe Avenue, Suite 520
                       La Jolla, CA  92037

     DEBTOR:           San Diego Revitalization Corporation
                       7979 Ivanhoe Ave, Suite 520
                       La Jolla, CA 92037

or to such other address as may be designated from time to time by notice to the other parties in the manner set forth herein.

IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first above written.


CREDITOR:                               DEBTOR:
--------                                -------

ROBERT AND ALLISON PRICE TRUST          SAN DIEGO REVITALIZATION CORPORATION

By   /s/ Sol Price                      by  /s/ Jack Mcgrory
   ------------------------------         ----------------------------------
      Sol Price - Trustee                 Jack McGrory - Exec. Vice President


By  /s/ Allison Price                   by  /s/ James Cahill
  -------------------------------         ----------------------------------
      Allison Price - Trustee             James Cahill - Exec. Vice President

                                                                       EXHIBIT J
                                                                       ---------
                          PLEDGE AND SECURITY AGREEMENT
                          -----------------------------

Agreement made this 23rd day of December 2003 by and between ROBERT AND ALLISON PRICE CHARITABLE TRUST, a California Trust (the "Creditor") and SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation (the "Debtor").

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1. CREATION OF SECURITY INTEREST. Debtor hereby grants to Creditor a security interest in all of the Debtor's right, title, and interest now owned or acquired in the future in and to the following described collateral (the "Collateral") in order to secure the payment and performance of the obligations described in paragraph 3 below:

     Three hundred twenty-two thousand two hundred twenty-two (322,222) Shares of Price Legacy Series A preferred stock.

2.   BROKERAGE ACCOUNT AND POSSESSION OF STOCK.

     A) Debtor agrees that James F. Cahill ("Holder") shall maintain an account with Morgan Stanley at 1225 Prospect Street, La Jolla, California 92037 in the name of Holder, as Custodian for Debtor ("Broker Account"). Debtor shall immediately deposit the Collateral to the Broker Account. Debtor acknowledges and agrees that under the terms of the Broker Account only the Holder shall be entitled to give instructions regarding the assets held in the Broker Account and Debtor shall have no ability to withdraw the Collateral from the Broker Account.

     B) Holder agrees to maintain the Broker Account as the custodian of Debtor and retain the Collateral in the Broker Account until either (i) this Pledge terminates or (ii) he receives written notice from Creditor that an event of default under the Promissory Note has occurred and Debtor has failed to cure said default within five (5) business days from the date of occurrence.

     C) In the event of a default, as provided in paragraph 6 herein, Debtor shall have the right to direct Holder, and Holder shall be obligated at Debtor's written direction, to sell the Collateral and pay to Creditor the lesser of (i) the net proceeds of the sale or (ii) the full amount due under the Promissory Note.

     D)   Creditor may at any time change the Holder, or appoint additional
Holders.

3. SECURED OBLIGATIONS OF DEBTOR. The Collateral secures and shall hereafter secure the payment to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor under a promissory note of even date herewith (the "Promissory Note") given by Debtor in the face amount of Four Million Dollars ($4,000,000), together with any interest thereon and extensions, modifications, and renewals thereof.

4. CASH DISTRIBUTIONS. So long as no default, and no condition or event which with notice or lapse of time, or both, would constitute a default, shall have occurred or exist under this Agreement, Debtor shall be entitled to receive all distributions (including cash and property) with respect to the Collateral; provided, however, that any distributions from the liquidation of the Collateral shall be paid to Creditor to the extent of unpaid principal and accrued unpaid interest under the Promissory Note. Upon the occurrence of a default or any condition or event which with notice or lapse of time, or both, would constitute a default hereunder, Creditor shall thereafter receive and may apply all distributions with respect to the Collateral against the indebtedness secured hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents that as of the effective date of this Pledge and Security Agreement (A) Debtor is the owner of the Collateral and that Debtor has not otherwise assigned or transferred, and agrees that Debtor shall not assign or transfer, absolutely or for security, the Collateral or any interest therein to any other person or entity; (B) there are no outstanding options, warrants or other agreements with respect to the Collateral; and (C) the execution and delivery of this Agreement by Debtor will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Debtor is subject.

6. DEFAULT AND REMEDIES. Any breach of or event of default under the Promissory Note or any failure to comply with any of the terms under this Agreement shall be a default hereunder. Upon any default hereunder, Creditor shall have the right to exercise its remedies as a secured party with respect to the Collateral, including, without limitation, the right to use all or any portion of the Collateral in Creditor's sole and absolute discretion (a) toward cure of the default; (b) to payment of principal (whether or not otherwise accelerated) and/or interest; or (c) in such combination thereof as Creditor may determine. Creditor shall in no event be required to use proceeds of the Collateral to cure a default.

7. ADMINISTRATION OF COLLATERAL. The provisions set forth below shall govern the administration of the Collateral:

     (a) VOTING. Until there shall have occurred any default hereunder, Debtor shall be entitled to vote or consent with respect to the Collateral in any manner not inconsistent with this Agreement, to the extent the Collateral carries any rights of voting or consent.

     (b) FURTHER DOCUMENTS. Debtor will forthwith upon request by Creditor and in confirmation of the security interest hereby created, execute and deliver to Creditor such further assignments, transfers, assurances, instruments, notices and agreements in form and substance as the Creditor shall reasonably request.

     (c) REMEDIES. In addition to any rights and remedies otherwise available in law or in equity, and in addition to the other provisions of this Agreement, and any other documents or instruments delivered or to be delivered in connection herewith or therewith, or any document or instrument now in existence, or which may hereafter be made, with respect to the Promissory Note, the provisions set forth below shall, to the extent permitted by applicable law, govern Creditor's rights to foreclose on the Collateral upon a default hereunder.

     (d) CONDUCT OF SALE. Upon giving written notice of default to Debtor pursuant to the terms of this Agreement, Creditor may sell as much of the Collateral as is required to produce net funds sufficient to pay Creditor the full amount of the Promissory Note.

     (e) SALE OR DISPOSITION. Upon any sale or disposition, Creditor shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold or disposed. Each purchaser at any such sale or other disposition shall hold the Collateral free from any claim or right of whatever kinds, including any equity or right of redemption of the Debtor. The Debtor specifically waives all rights of redemption, stay or appraisal which it has or may hereafter have under any rule of law or statute now existing or hereafter adopted.

     (f) ATTORNEY-IN-FACT. Creditor or its designee is hereby appointed attorney-in-fact for Debtor for the purpose of carrying out the provisions of this Agreement and taking any action in executing any instrument which Creditor reasonably may deem necessary and advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and one coupled with an interest.

8.   MISCELLANEOUS.

     (a) TERMINATION. This Agreement shall terminate upon Debtor's payment in full and the performance of the Promissory Note.

     (b) AGREEMENT BINDING. This Agreement shall be binding upon Debtor and its heirs, executors, personal representatives and successors, and shall inure to the benefit of, and be enforceable by, Creditor and its successors and assigns. Debtor hereby represents and warrants to Creditor that it has full legal authority to enter into this Agreement, to pledge the Collateral and to carry out the provisions hereof and no consent or approval from any other person or entity is necessary to enter into this Agreement or carry out its terms.

     (c) SEVERABILITY. If any provision of this Agreement shall be deemed or held to be invalid or unenforceable for any reason, such provision shall be adjusted, if possible, rather than voided, so as to achieve the intent of the parties to the fullest extent possible. In any event, such provision shall be severable from, and shall not be construed to have any effect on, the remaining provisions of this Agreement, which shall continue in full force and effect.

     (d) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts, between residents thereof, to be wholly performed within the State of California. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of California located in San Diego County and of any Federal Court located in San Diego County, California in connection with any action or proceeding arising out of or relating to this Agreement.

     (e) RIGHTS CUMULATIVE; NO WAIVER. Creditor's options, powers, rights, privileges, and immunities specified herein or arising hereunder are in addition to, and not exclusive of, those otherwise created or existing now or at any time, whether by contract, by statute or by rule of law. Creditor shall not, by any act, delay, omission or otherwise, be deemed to have modified, discharged or waived any of Creditor's options, powers, or rights in respect of this Agreement, and no modification, discharge or waiver of any such option, power, or right shall be valid unless set forth in writing signed by Creditor or Creditor's authorized agent, and then only to the extent therein set forth. A waiver by Creditor of any right or remedy hereunder on any one occasion shall be effective only in the specific instance and for the specific purpose for which given, and shall not be construed as a bar to any right or remedy that Creditor would otherwise have on any other occasion.

     (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement between Debtor and Creditor with respect to the subject matter herein, and supersedes all prior communications relating thereto, including, without limitation, all oral statements or representations. No supplement to or modification of this Agreement shall be binding unless executed in writing by Debtor and Creditor.

     (g) COSTS OF ENFORCEMENT. Debtor shall upon demand pay to Creditor the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and/or any experts and agents, that Creditor may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of Creditor hereunder (including the defense of any claims or counterclaims asserted against Creditor arising out of this Agreement or the transactions contemplated hereby) or under any judgment awarded to Creditor in respect of its rights hereunder (which obligation shall be severable from the remainder of this Agreement and shall survive the entry of any such judgment), or (c) the failure by Debtor to perform or observe any of the provisions hereof. The foregoing shall include any and all expenses and fees incurred by Creditor in connection with a bankruptcy, reorganization, receivership, or similar debtor-relief proceeding by or affecting Debtor or the Collateral.

     (h) NOTICES. All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at the following addresses:

     CREDITOR:         Robert and Allison Price Charitable Trust
                       7979 Ivanhoe Avenue, Suite 520
                       La Jolla, CA  92037

     DEBTOR:           San Diego Revitalization Corporation
                       7979 Ivanhoe Ave, Suite 520
                       La Jolla, CA 92037

or to such other address as may be designated from time to time by notice to the other parties in the manner set forth herein.

IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first above written.


CREDITOR:                               DEBTOR:
--------                                -------

ROBERT AND ALLISON PRICE                SAN DIEGO REVITALIZATION CORPORATION
CHARITABLE TRUST

By   /s/ Sol Price                      by  /s/ Jack Mcgrory
   ------------------------------         ----------------------------------
      Sol Price - Trustee                 Jack McGrory - Exec. Vice President


By  /s/ Allison Price                   by  /s/ James Cahill
  -------------------------------         ----------------------------------
      Allison Price - Trustee             James Cahill - Exec. Vice President

                                                                       EXHIBIT K
                                                                       ---------
                          PLEDGE AND SECURITY AGREEMENT
                          -----------------------------

Agreement made this 23rd day of December 2003 by and between GALINSON FAMILY PARTNERSHIP II, a California limited partnership (the "Creditor") and SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation (the "Debtor").

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1. CREATION OF SECURITY INTEREST. Debtor hereby grants to Creditor a security interest in all of the Debtor's right, title, and interest now owned or acquired in the future in and to the following described collateral (the "Collateral") in order to secure the payment and performance of the obligations described in paragraph 3 below:

     Two hundred forty-one thousand six hundred sixty-seven (241,667) Shares of Price Legacy Series A preferred stock.

2.   BROKERAGE ACCOUNT AND POSSESSION OF STOCK.

     A) Debtor agrees that James F. Cahill ("Holder") shall maintain an account with Morgan Stanley at 1225 Prospect Street, La Jolla, California 92037 in the name of Holder, as Custodian for Debtor ("Broker Account"). Debtor shall immediately deposit the Collateral to the Broker Account. Debtor acknowledges and agrees that under the terms of the Broker Account only the Holder shall be entitled to give instructions regarding the assets held in the Broker Account and Debtor shall have no ability to withdraw the Collateral from the Broker Account.

     B) Holder agrees to maintain the Broker Account as the custodian of Debtor and retain the Collateral in the Broker Account until either (i) this Pledge terminates or (ii) he receives written notice from Creditor that an event of default under the Promissory Note has occurred and Debtor has failed to cure said default within five (5) business days from the date of occurrence.

     C) In the event of a default, as provided in paragraph 6 herein, Debtor shall have the right to direct Holder, and Holder shall be obligated at Debtor's written direction, to sell the Collateral and pay to Creditor the lesser of (i) the net proceeds of the sale or (ii) the full amount due under the Promissory Note.

     D)   Creditor may at any time change the Holder, or appoint additional
Holders.

3. SECURED OBLIGATIONS OF DEBTOR. The Collateral secures and shall hereafter secure the payment to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor under a promissory note of even date herewith (the "Promissory Note") given by Debtor in the face amount of Three Million Dollars ($3,000,000), together with any interest thereon and extensions, modifications, and renewals thereof.

4. CASH DISTRIBUTIONS. So long as no default, and no condition or event which with notice or lapse of time, or both, would constitute a default, shall have occurred or exist under this Agreement, Debtor shall be entitled to receive all distributions (including cash and property) with respect to the Collateral; provided, however, that any distributions from the liquidation of the Collateral shall be paid to Creditor to the extent of unpaid principal and accrued unpaid interest under the Promissory Note. Upon the occurrence of a default or any condition or event which with notice or lapse of time, or both, would constitute a default hereunder, Creditor shall thereafter receive and may apply all distributions with respect to the Collateral against the indebtedness secured hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents that as of the effective date of this Pledge and Security Agreement (A) Debtor is the owner of the Collateral and that Debtor has not otherwise assigned or transferred, and agrees that Debtor shall not assign or transfer, absolutely or for security, the Collateral or any interest therein to any other person or entity; (B) there are no outstanding options, warrants or other agreements with respect to the Collateral; and (C) the execution and delivery of this Agreement by Debtor will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Debtor is subject.

6. DEFAULT AND REMEDIES. Any breach of or event of default under the Promissory Note or any failure to comply with any of the terms under this Agreement shall be a default hereunder. Upon any default hereunder, Creditor shall have the right to exercise its remedies as a secured party with respect to the Collateral, including, without limitation, the right to use all or any portion of the Collateral in Creditor's sole and absolute discretion (a) toward cure of the default; (b) to payment of principal (whether or not otherwise accelerated) and/or interest; or (c) in such combination thereof as Creditor may determine. Creditor shall in no event be required to use proceeds of the Collateral to cure a default.

7. ADMINISTRATION OF COLLATERAL. The provisions set forth below shall govern the administration of the Collateral:

     (a) VOTING. Until there shall have occurred any default hereunder, Debtor shall be entitled to vote or consent with respect to the Collateral in any manner not inconsistent with this Agreement, to the extent the Collateral carries any rights of voting or consent.

     (b) FURTHER DOCUMENTS. Debtor will forthwith upon request by Creditor and in confirmation of the security interest hereby created, execute and deliver to Creditor such further assignments, transfers, assurances, instruments, notices and agreements in form and substance as the Creditor shall reasonably request.

     (c) REMEDIES. In addition to any rights and remedies otherwise available in law or in equity, and in addition to the other provisions of this Agreement, and any other documents or instruments delivered or to be delivered in connection herewith or therewith, or any document or instrument now in existence, or which may hereafter be made, with respect to the Promissory Note, the provisions set forth below shall, to the extent permitted by applicable law, govern Creditor's rights to foreclose on the Collateral upon a default hereunder.

     (d) CONDUCT OF SALE. Upon giving written notice of default to Debtor pursuant to the terms of this Agreement, Creditor may sell as much of the Collateral as is required to produce net funds sufficient to pay Creditor the full amount of the Promissory Note.

     (e) SALE OR DISPOSITION. Upon any sale or disposition, Creditor shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold or disposed. Each purchaser at any such sale or other disposition shall hold the Collateral free from any claim or right of whatever kinds, including any equity or right of redemption of the Debtor. The Debtor specifically waives all rights of redemption, stay or appraisal which it has or may hereafter have under any rule of law or statute now existing or hereafter adopted.

     (f) ATTORNEY-IN-FACT. Creditor or its designee is hereby appointed attorney-in-fact for Debtor for the purpose of carrying out the provisions of this Agreement and taking any action in executing any instrument which Creditor reasonably may deem necessary and advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and one coupled with an interest.

8.   MISCELLANEOUS.

     (a) TERMINATION. This Agreement shall terminate upon Debtor's payment in full and the performance of the Promissory Note.

     (b) AGREEMENT BINDING. This Agreement shall be binding upon Debtor and its heirs, executors, personal representatives and successors, and shall inure to the benefit of, and be enforceable by, Creditor and its successors and assigns. Debtor hereby represents and warrants to Creditor that it has full legal authority to enter into this Agreement, to pledge the Collateral and to carry out the provisions hereof and no consent or approval from any other person or entity is necessary to enter into this Agreement or carry out its terms.

     (c) SEVERABILITY. If any provision of this Agreement shall be deemed or held to be invalid or unenforceable for any reason, such provision shall be adjusted, if possible, rather than voided, so as to achieve the intent of the parties to the fullest extent possible. In any event, such provision shall be severable from, and shall not be construed to have any effect on, the remaining provisions of this Agreement, which shall continue in full force and effect.

     (d) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts, between residents thereof, to be wholly performed within the State of California. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of California located in San Diego County and of any Federal Court located in San Diego County, California in connection with any action or proceeding arising out of or relating to this Agreement.

     (e) RIGHTS CUMULATIVE; NO WAIVER. Creditor's options, powers, rights, privileges, and immunities specified herein or arising hereunder are in addition to, and not exclusive of, those otherwise created or existing now or at any time, whether by contract, by statute or by rule of law. Creditor shall not, by any act, delay, omission or otherwise, be deemed to have modified, discharged or waived any of Creditor's options, powers, or rights in respect of this Agreement, and no modification, discharge or waiver of any such option, power, or right shall be valid unless set forth in writing signed by Creditor or Creditor's authorized agent, and then only to the extent therein set forth. A waiver by Creditor of any right or remedy hereunder on any one occasion shall be effective only in the specific instance and for the specific purpose for which given, and shall not be construed as a bar to any right or remedy that Creditor would otherwise have on any other occasion.

     (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement between Debtor and Creditor with respect to the subject matter herein, and supersedes all prior communications relating thereto, including, without limitation, all oral statements or representations. No supplement to or modification of this Agreement shall be binding unless executed in writing by Debtor and Creditor.

     (g) COSTS OF ENFORCEMENT. Debtor shall upon demand pay to Creditor the amount of any and all reasonable expenses, including the reasonable fees and disbursements of counsel and/or any experts and agents, that Creditor may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of Creditor hereunder (including the defense of any claims or counterclaims asserted against Creditor arising out of this Agreement or the transactions contemplated hereby) or under any judgment awarded to Creditor in respect of its rights hereunder (which obligation shall be severable from the remainder of this Agreement and shall survive the entry of any such judgment), or (c) the failure by Debtor to perform or observe any of the provisions hereof. The foregoing shall include any and all expenses and fees incurred by Creditor in connection with a bankruptcy, reorganization, receivership, or similar debtor-relief proceeding by or affecting Debtor or the Collateral.

     (h) NOTICES. All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at the following addresses:

     CREDITOR:          Galinson Family Partnership II
                        7979 Ivanhoe Avenue, Suite 520
                        La Jolla, CA  92037

     DEBTOR:            San Diego Revitalization Corporation
                        7979 Ivanhoe Ave, Suite 520
                        La Jolla, CA 92037

or to such other address as may be designated from time to time by notice to the other parties in the manner set forth herein.

IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first above written.


CREDITOR:                                DEBTOR:
--------                                 -------

GALINSON FAMILY PARTNERSHIP II           SAN DIEGO REVITALIZATION CORPORATION


By   /s/ Murray Galinson                 by  /s/ Jack Mcgrory
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   Murray Galinson - General Partner       Jack McGrory - Exec. Vice President


                                         by  /s/ James Cahill
                                           -----------------------------------
                                           James Cahill - Exec. Vice President

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